Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-50010 on Form S-8, Registration Statement No. 333-149005 on Form S-3, Registration Statement No. 333-150055 on Form S-3, Registration Statement No. 333-160402 on Form S-8 and Registration Statement No. 333-182030 on Form S-8, of Exactech, Inc. of our reports dated March 6, 2013, relating to our audits of the consolidated financial statements and the financial statement schedules and internal control over financial reporting, which appear in the Annual Report to on From 10-K of Exactech, Inc. for the year ended December 31, 2012

/s/ MCGLADREY LLP

Charlotte, North Carolina
March 6, 2013